SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.   20549

                                       FORM 8-K

                  Current Report Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934


                                  December 19, 1997
                   Date of Report (Date of earliest event reported)


                              CALIFORNIA MICROWAVE, INC.
                (Exact name of registrant as specified in its charter)


              Delaware                0-7428          94-1668412
              (State or other         (Commission     (IRS Employer
              jurisdiction of         File Number)    Identification No.)
              incorporation)

                555 Twin Dolphin Drive, Redwood City, California 94065
                 (Address of principal executive offices) (Zip Code)

          (Registrant's telephone number, including are code): 415/596-9000




















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          Item 5.  Other Events.

                  (a)  Agreement to Settle Securities Law Litigation.

                  California Microwave, Inc. announced in November, 1995 that a shareholders class action lawsuit had been filed in the United States District Court for the Northern District of California against it and certain of its former officers on behalf of persons who purchased shares of the Company's common stock between September 6, 1994 and June 29, 1995. The complaint filed in the lawsuit alleged certain violations of the federal securities law by the Company and certain of its former officers and sought damages in an unspecified amount. The Company does not believe that it or its former officers committed any securities law violations and considered the allegations made in the class action suit to be without merit. In order to avoid the expense and distraction of protracted litigation, however, the Company, without admitting any wrongdoing, has reached an agreement to settle the lawsuit. It is anticipated that the net expense of the settlement (including settlement and defense costs) to the Company, which will be recorded in the second quarter of fiscal 1998, will amount to approximately $1,900,000, before taxes, or approximately $.07 per share.

              Finalization of the settlement, the total amount of which is $14,000,000, is subject to notice to the members of the class of the proposed settlement and approval of the settlement by the Court.

                  (b)  Agreement to Sell STS Division.

                  On December 19, 1997, California Microwave, Inc. entered into an agreement with L-3 Communications Corporation to sell its Satellite Transmission Systems division to L-3 for $27 million in cash. It is expected that no gain or loss will be reported on the divestiture. The closing of the transaction, which is expected to occur in January 1998, is subject to certain conditions, including the obtaining of any required regulatory approvals.













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                                      SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CALIFORNIA MICROWAVE, INC.
                                  (Registrant)


                              By: /s/ George L. Spillane
                                  ___________________________________
                                  Name:   George L. Spillane
                                      Title:  Vice President and
                                                  Secretary


          Dated:  December 22, 1997


































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